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                                                                 EXHIBIT 4.3(ii)

                                 FIRST AMENDMENT
                           TO NOTE PURCHASE AGREEMENT

This AMENDMENT TO NOTE PURCHASE AGREEMENT (this "First Amendment"), dated as of September ____, 1999, is made by and between BARNES GROUP INC, a Delaware corporation (the "Company"), and each of CIGNA PROPERTY AND CASUALTY INSURANCE COMPANY, CONNECTICUT GENERAL LIFE INSURANCE COMPANY, CIGNA INSURANCE COMPANY, LIFE INSURANCE COMPANY OF NORTH AMERICA, and THE LINCOLN NATIONAL LIFE INSURANCE (the "Holders").

                                   BACKGROUND

     A. Pursuant to the Note Purchase Agreement (the "Note Agreement"), dated as of December 1, 1995 between the Company and certain of the Holders the Company issued and the Holders or their predecessors in interest purchased Twenty-Five Million Dollars ($25,000,000) in aggregate principal amount of the Company's 7.13% Notes due 12/5/05 (the "Notes").

     B. The Company has requested that the Holders amend the Note Agreement so as to permit the issuance of additional debt by a newly formed Canadian subsidiary to facilitate a proposed corporate acquisition.

     C. The Company and the Holders desire to enter into this First Amendment to effectuate the above-mentioned amendment.

     NOW, THEREFORE, in order to induce the Holders to grant the amendment specified below and in consideration of other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Company and the Holders agree as follows:

1.   DEFINITIONS.

     All capitalized terms used, but not specifically defined, in this First Amendment have the respective meanings assigned to them in the Note Agreement.

2.   EFFECTIVE DATE.

     The provisions of Section 4 shall take effect on the first date on which all of the following conditions precedent have been and remain satisfied:

     (a) Consenting Parties - Holders holding not less than sixty-six and two-thirds percent (66-2/3%) in aggregate principal amount of the Notes then outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiaries and any affiliates) and the Company shall have duly authorized, executed and delivered this First Amendment;

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     (b)  No Defaults - no Default or Event of Default exists after giving effect to the amendments set forth in Section 4;

     (c) Payment of Fees and Expenses - the Company shall have paid the legal fees and disbursements of the Holders' in-house legal department allocable to this First Amendment; and

3.   TERMINATION OF AMENDMENT.

     The amendment set forth in Section 4 shall terminate and shall be null and void and of no force and effect if any written materials furnished in connection with this First Amendment shall have been false or misleading in any material respect when made.

4.   AMENDMENTS.

     Section 7.7(i) of the Note Agreement shall be amended and restated in its entirety as follows:

     "(i) the total Indebtedness of the Company's Subsidiaries shall not at any time exceed $100 million;"

5.   EFFECT OF AGREEMENT.

     Except as expressly provided in this First Amendment, the Note Agreement and all documents and instruments executed in connection with, or contemplated by, the Note Agreement shall remain in full force and effect, without modification or amendment. This First Amendment shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto and the holders from time to time of the Notes.

6.   DUPLICATE ORIGINALS: EXECUTION IN COUNTERPART.

     Two or more duplicate originals of this First Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This First Amendment may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party to this First Amendment and each set of counterparts which, collectively, show execution by each such party to this First Amendment shall constitute one duplicate original.

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8.   GOVERNING LAW.

     This First Amendment shall be governed by, and construed and enforced in accordance with internal Connecticut law.

     IN WITNESS WHEREOF, the undersigned have each caused this First Amendment to Note Purchase Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first above written.

COMPANY:

BARNES GROUP INC.

By:  /s/ JOHN LOCHER
     --------------------------------
     Name:  JOHN LOCHER
     Title: VICE PRESIDENT, TREASURER

[Signatures Continued On Next Page]

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HOLDERS:

CIGNA PROPERTY AND CASUALTY INSURANCE COMPANY*

By:  CIGNA Investments, Inc.

     By: /s/ EDWARD LEWIS
         ----------------------------
         Name:
         Title:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY*

By:  CIGNA Investments, Inc.

     By: /s/ EDWARD LEWIS
         ----------------------------
         Name:
         Title:

CIGNA INSURANCE COMPANY*

By:  CIGNA Investments, Inc.

     By: /s/ EDWARD LEWIS
         ----------------------------
         Name:
         Title:

LIFE INSURANCE COMPANY OF NORTH AMERICA*

By:  CIGNA Investments, Inc.

     By: /s/ EDWARD LEWIS
         ----------------------------
         Name:
         Title:

*The entity signing this agreement is either a holder of a Note referred to herein or the beneficial holder of such Note registered in the name of the nominee of such beneficial holder.
[Signatures Continued On Next Page]

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THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Lincoln Investment Management, Inc.

     By:
         ----------------------------
         Name: Edward Lewis
         Title:

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